Exhibit 99.1

ENCORIUM GROUP, INC. EXTENDS EXPIRATION OF ITS
PENDING RIGHTS OFFERING

Wayne, PA, October 1, 2010 -- Encorium Group, Inc. (NASDAQ:ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that it has extended the expiration date for its pending rights offering from September 30, 2010 to October 15, 2010.  The subscription rights may now be exercised at any time prior to 5:00 p.m. ET on Friday, October 15, 2010.

As of September 30, 2010 Encorium stockholders have exercised rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $2,898,240, consisting of the exercise of basic rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $1,621,144.00 and the exercise of oversubscription rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $1,277,096.  As previously announced, included in the subscription is the exercise of approximately $1,776,250 of subscription rights by Ilari Koskelo for which Mr. Koskelo and the Company have agreed to cancel the promissory notes outstanding in favor of Mr. Koskelo, in lieu of cash consideration.

Encorium’s Chief Executive Officer, Dr. Kai Lindevall, said, "I am pleased at the participation in this rights offering.  By extending the offering, we are giving Encorium's stockholders a further opportunity to subscribe and support the future growth of the Company and its efforts to meet the stockholders’ equity requirements to remain listed on Nasdaq."

About the Rights Offering
Under the rights offering, each stockholder of record as of August 11, 2010 has received, at no charge, one non-transferable subscription right for each share of the Company's common stock owned on August 11, 2010.  In addition, a holder one of the Company’s warrants had received rights on a substantially similar basis.  Each right entitles the holder to purchase one share of the Company's common stock at the subscription price of $1.75 per share, which is referred to as the basic subscription right.  If a holder fully exercises all of its basic subscription rights, and other holders do not fully exercise their basic subscription rights, such holder will be entitled to exercise an oversubscription privilege to purchase a portion of the unsubscribed shares at the same price of $1.75 per share, subject to proration and subject, further, to reduction under certain circumstances.

Assuming full participation in the rights offering, Encorium estimates that the net proceeds from the offering would be approximately $5.9 million, which includes the conversion of the promissory notes.  Encorium intends to use the proceeds to repay outstanding indebtedness and to support working capital.

Rights offering materials, including a Prospectus and other items necessary to exercise the rights, were mailed on or about August 25, 2010 to eligible stockholders.  The Prospectus contains important information about the rights offering, and stockholders are urged to read the Prospectus carefully.  Any questions about the rights offering may be directed to Alliance Advisors, LLC, our information agent for the rights offering, at 866-458-9858.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

NASDAQ Listing
The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance; the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place Rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at least $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market.  If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock will be delisted from the Nasdaq Capital Market.

In the event the Company's stock is ultimately delisted, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets."  However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.

About Encorium Group, Inc.
Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; (xiv) uncertainties regarding the execution of change orders by our clients for work already performed; and (xv) uncertainties regarding continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2009 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

CONTACT:
Encorium Group, Inc.
Philip L. Calamia
484-588-5400
www.encorium.com